Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA DECLARES QUARTERLY DIVIDEND

Lake Forest, IL May 13, 2015 - Packaging Corporation of America (NYSE: PKG) announced today that its Board has approved a regular quarterly dividend of $0.55 per share on its common stock. The quarterly dividend of $0.55 per share will be paid to shareholders of record as of June 15, 2015 with a payment date of July 15, 2015. Future declaration of quarterly dividends, and the establishment of future record and payment dates, are subject to the final determination by PCA’s Board of Directors.

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight paper mills and 94 corrugated products plants and related facilities.

Contact: Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA Web Site: www.packagingcorp.com